                                    EXHIBIT 2

                               FIBR HOLDINGS, LLC
                               FIRST AMENDMENT TO
                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT


                  THIS FIRST AMENDMENT TO THE LIMITED LIABILITY OPERATING AGREEMENT OF FIBR HOLDINGS, LLC., is made and entered into as of the 18th day of February, 2000. Terms not otherwise defined herein shall have the meanings ascribed to them in the Operating Agreement of the Company.

                  WHEREAS, the Company was organized to pool the capital of the Members to acquire Securities of FIBR and to realize the income and gains to be derived therefrom for the mutual benefit of the Members;

                  WHEREAS, the Securities were acquired in December, 1999, and are now valued substantially in excess of cost, but prior to any proposed disposition, certain Members have petitioned the Company to distribute Securities to the Members so that each Member will be in a position to realize the income or gains to be derived therefrom in accordance with such Member's own schedule; and

                  WHEREAS, under the Operating Agreement, Andersen Weinroth, the sole Voting Member of the Company, is entitled to an allocation of 20% of Cumulative Gains realized by the Company upon the disposition of the Securities, and a distribution of the Securities in accordance with the wishes of the Members may diminish the amount of Gain otherwise allocable to Andersen Weinroth.

                  NOW, THEREFORE, the Members unanimously agree to amend the Operating Agreement as follows:

                  1. The Company shall immediately upon the execution of this Amendment and subject to obtaining the necessary legal clearance to do so distribute 79% of the Securities to the Members in accordance with their Participation Percentages; and Andersen Weinroth shall receive no allocation of the unrealized Gain inherent in the Securities so distributed. Such distribution shall be accounted for as a return of 79% of the Capital Contributions of the Members.

                  2. Paragraphs 4.6(b) 4.6(c) and 4.6(e) shall be deleted and the following provisions shall be substituted therefor: Upon any sale, exchange or other disposition by the Company of the Securities retained by the Company following the distribution provided for in paragraph 1, if the Company does not have Cumulative Loss, Gain shall be allocated 95.24% to

                           Andersen Weinroth, and 4.76% to the Members in accordance with their Participation Percentages; and if the Company has Cumulative Gain, Loss shall be allocated 95.24% to Andersen Weinroth and 4.76% to the Members in accordance with their Participation Percentages until such Cumulative Gain is eliminated.

                  3.       Sections 2.3, 5.5, 5.6, 5.8, 5.9, 5.10 and 5.11 are
                           hereby deleted from the Operating Agreement, it being the agreement of the Members that no additional Issuance of Interests shall be made by the Company and that a Transfer of Interests shall not be encumbered by the Right of First Refusal or Tag-Along right as provided therein.

                  4. Except as modified by the provisions of this Amendment and any conforming changes required hereby, the Operating Agreement is hereby ratified and affirmed.

                  5. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the undersigned Members have executed and adopted this Amendment as of the date first above written.


                                          MEMBER:



                                          ---------------------------------
                                          (Print Name)



                                          By:
                                             ------------------------------
                                             Name:
                                             Title:








                                    EXHIBIT 3
                                     Page 15